EXHIBIT 4.1

                             GLOBAL SECURITY NO. 1

     Unless this certificate is presented by an authorized representative of The Depository Trust Company, 55 Water Street, New York, New York (the "Depositary"), to Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of CEDE & CO. or such other name as requested by an authorized representative of the Depositary (and any payment is made to CEDE & CO. or to such other entity as is requested by an authorized representative of the Depositary) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, CEDE & CO., has an interest herein.

     Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, this Debt Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.


Registered                                             CUSIP 532716AH0
Number 1                                               Principal Amount
                                                       Represented: $300,000,000

                                  $300,000,000

                              LIMITED BRANDS, INC.

                             6 1/8% NOTES DUE 2012

     Limited Brands, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the "Company", which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO. or registered assigns, the principal sum of THREE HUNDRED MILLION DOLLARS ($300,000,000), and to pay interest thereon, as provided below.

     This Global Security is one of a duly authorized issue of debt securities of the Company (the "Debt Securities"), issued or to be issued in one or more series under an indenture, dated as of March 15, 1988 (the "Indenture"), between the Company and The Bank of New York, a New York banking corporation, as


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trustee (the "Trustee", which term includes any successor trustee under the
Indenture), to which Indenture, all indentures supplemental thereto and all terms of a particular series of Debt Securities established pursuant to Section 301 of the Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Debt Securities and the terms upon which the Debt Securities are, or are to be, authenticated and delivered. This Global Security is the only global certificate issued on the date hereof which, represents all of the outstanding Notes of the series designated as the 6-1/8% Notes due 2012 of the Company, limited in aggregate principal amount to $300,000,000 (herein called the "Notes").

     The Notes shall mature on December 1, 2012 and shall bear interest at the rate of 6.125% per annum from December 3, 2002, or from the most recent date to which interest has been paid or duly provided for, payable semiannually on June 1 and December 1 of each year, commencing June 1, 2003, and at Maturity, until said principal sum is paid or duly provided for in accordance with the terms of the Indenture. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Global Security is registered at the close of business on the Regular Record Date for such interest payment, which shall be the May 15 or November 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date, notwithstanding any subsequent transfers between such Regular Record Date and such Interest Payment Date; provided, however, that interest payable at Maturity will be paid to the Person to whom principal is paid. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date by virtue of his having been such Holder, and may either be paid to the Person in whose name this Global Security is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Company, notice whereof shall be given to Holders of the Notes not less than ten days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by any such exchange, all as more fully provided in said Indenture. Payment of the principal of and interest on this Global Security will be made at the Corporate Trust Office of the Trustee in The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, payment of interest hereon may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

     The Notes may be redeemed at the option of the Company, in whole or in part, at any time on or after December 3, 2002, at a redemption price equal to the


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greater of (1) 100% of the principal amount of the Notes to be redeemed and
(2) the sum of the present values of the remaining scheduled payments of principal and interest, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, plus with respect to either (1) or (2) accrued interest on the principal amount being redeemed to the Redemption Date. If less than all of the Notes are to be redeemed, the selection of the Notes to be redeemed shall be made by the Trustee in the manner set forth in the Indenture. Notice of redemption shall be mailed, in the manner provided in the Indenture, to the relevant Holders at least 30 days, but not more than 60 days prior to the applicable Redemption Date.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent to a maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount equal to the Comparable Treasury Price for such redemption date).

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

     "Comparable Treasury Price" means, with respect to any redemption date,
(1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

     "Independent Investment Banker" means one of the Reference Treasury Dealers that the Company appoints.

     "Reference Treasury Dealers" means (1) J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer, and (2) at the Company's option, additional primary U.S. Government securities dealers ("Primary Treasury Dealers") selected by the Company.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing


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to the Company by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     Interest payments in respect of this Debt Security will include interest accrued to but excluding the Interest Payment Date and will be computed and paid on the basis of a 360 day year of twelve 30-day months.

     Any payment required to be made in respect of this Global Security at any Place of Payment on a date that is not a Business Day need not be made at such Place of Payment on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed payment.

     If an Event of Default with respect to the Notes shall have occurred and be continuing, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of Holders of the Debt Securities at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Debt Securities of any series at the time Outstanding, on behalf of the Holders of all the Debt Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Global Security shall be conclusive and binding upon such Holder and upon all future Holders of this Global Security and of any Debt Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Global Security.

     Holders of Debt Securities may not enforce their rights pursuant to the Indenture or the Debt Securities except as provided in the Indenture. No reference herein to the Indenture and no provision of this Global Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Global Security at the times, place and rate, and in the coin or currency, herein prescribed.

     The Notes are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof.

     No service charge shall be imposed on the Holder hereof for any such registration of transfer or exchange, but the Company may require payment of a


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sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Prior to due presentment of this Global Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name this Global Security is registered as the owner hereof for all purposes, whether or not this Global Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

     No recourse shall be had for the payment of the principal of or interest on this Global Security or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any Indenture supplemental thereto, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liabilities being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

     All terms in this Global Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.


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     IN WITNESS WHEREOF, the Company has caused this Global Security to be duly executed under its corporate seal.


                                         By:
                                            -----------------------------------
                                            Title:


                                         Attest:
                                                --------------------------------


DATED: December 3, 2002


                    TRUSTEE'S CERTIFICATE OF AUTHENTICATION

     This is one of the Debt Securities issued under the within mentioned Indenture.

                                            THE BANK OF NEW YORK
                                              as Trustee

                                            By:
                                               -------------------------------
                                               Authorized Signatory



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